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                                                              EXHIBIT (a)(5)(ii)

FOR RELEASE THURSDAY, MARCH 28, 2002 AT 4:30 P.M. EST

Contact:
Gina Brazier
Millennium Pharmaceuticals, Inc.
(617) 551-3611

                SEC DECLARES EFFECTIVE REGISTRATION STATEMENT OF
            MILLENNIUM PHARMACEUTICALS RELATED TO 4.50% CONVERTIBLE
                                  SENIOR NOTES

CAMBRIDGE, Mass., March 28, 2002  -- Millennium Pharmaceuticals, Inc. (Nasdaq:
MLNM) announced that the Securities and Exchange Commission has declared effective the Registration Statement on Form S-3 (File No. 333-82654) registering the resale of its 4.50% Convertible Senior Notes due June 15, 2006 and the shares of its common stock issuable upon their conversion. Millennium assumed these notes as a result of its merger with COR Therapeutics, Inc. and initially filed the Form S-3 following the closing of the merger.

Millennium, a leading biopharmaceutical company, applies its comprehensive and integrated science and technology platform for the discovery and development of breakthrough therapeutic and predictive medicine products, with a goal of delivering personalized medicine. Through the industrialization of this gene-to-patient platform, Millennium is also striving to accelerate the process of drug discovery and development. Headquartered in Cambridge, Massachusetts, Millennium currently employs more than 1,800 people.

Important additional information has been filed with the SEC

Millennium has filed with the SEC a Schedule TO in connection with its change in control cash repurchase offer for the 4.50% notes. The Schedule TO, including the related Change in Control Notice and Offer to Purchase, contains important information about Millennium, the notes, the change in control repurchase offer and related matters. Investors and security holders are urged to read the Schedule TO carefully.

Investors and security holders may obtain free copies of the Schedule TO and other documents filed with the SEC by Millennium through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the Schedule TO from Millennium by contacting Gina Brazier, from the Dealer Manager, by contacting Morgan Stanley at (212) 761-8432 or from the Paying Agent by contacting Frank Leslie of U.S. Bank, N.A. at (651) 244-8677.

Editor's Note: This release is available on Millennium's website at www.millennium.com.